      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1995
                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
                        COUNTRYWIDE FUNDING CORPORATION
          (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

                                --------------

               DELAWARE                              NEW YORK
   (STATE OR OTHER JURISDICTION OF       (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)        INCORPORATION OR ORGANIZATION)
              13-2641992                            13-2631719
 (I.R.S. EMPLOYER IDENTIFICATION NO.)  (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             155 NORTH LAKE AVENUE
                               PASADENA, CA 91101
                                 (818) 304-8400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID S. LOEB
                      PRESIDENT AND CHAIRMAN OF THE BOARD
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                  AND DIRECTOR

                        COUNTRYWIDE FUNDING CORPORATION
                             155 NORTH LAKE AVENUE
                               PASADENA, CA 91101
                                 (818) 304-8400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------

                                   COPIES TO:
         KENNETH R. BLACKMAN                      EDWARD J. FINE
   FRIED, FRANK, HARRIS, SHRIVER &                 BROWN & WOOD
               JACOBSON                       ONE WORLD TRADE CENTER
          ONE NEW YORK PLAZA                 NEW YORK, NEW YORK 10048
       NEW YORK, NEW YORK 10004                   (212) 839-5300
            (212) 859-8000
                                --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement, as determined by market conditions.

                                --------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                --------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                                 PROPOSED       MAXIMUM
                                                 MAXIMUM         MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE      OFFERING       OFFERING     REGISTRATION
            TO BE REGISTERED(1)              REGISTERED(2)(3) PRICE PER UNIT    PRICE(4)         FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.05 per share(5)
Preferred Stock, par value $.05 per share    $750,000,000(6)        (6)        $750,000,000     $258,621
Debt Securities
---------------------------------------------------------------------------------------------------------
Guarantees of Debt Securities                $750,000,000           (7)            (7)            None
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Also includes such indeterminate number of shares of Common Stock and Preferred Stock and amount of Debt Securities and Guarantees of Debt Securities as may be issued upon conversion of or exchange for any other Preferred Stock or Debt Securities that provide for conversion or exchange into other Securities.

(2) Or, if any Debt Securities are issued at an Original Issue Discount, such greater amount as shall result in an aggregate public offering price of $750,000,000.

(3) In U.S. dollars or the equivalent thereof in foreign currency or currency units.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(5) This Registration Statement also applies to associated Preferred Stock purchase rights under the stockholders' rights agreement of Countrywide Credit Industries, Inc., which, prior to the occurrence of certain events, are attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such rights, as they will be issued for no additional consideration.

(6) Not specified as to each class of Securities to be registered pursuant to General Instruction II.D of Form S-3.

(7) No separate consideration will be received for the Guarantees of Debt Securities.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 23, 1995

PROSPECTUS

                 [LOGO OF COUNTRYWIDE CREDIT INDUSTRIES, INC.]

               COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES

                        COUNTRYWIDE FUNDING CORPORATION

                                DEBT SECURITIES
              PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST
                         UNCONDITIONALLY GUARANTEED BY
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                  -----------

  Countrywide Credit Industries, Inc. (the "Company" or "CCI") may offer, from time to time, together or separately, (i) shares of its common stock, $.05 par value per share (the "Common Stock"), (ii) shares of its preferred stock, $.05 par value per share (the "Preferred Stock") and (iii) debt securities (the "Company Debt Securities"), in each case, in amounts, at prices and on the terms to be determined at the time of the offering. In addition, Countrywide Funding Corporation, a wholly owned subsidiary of the Company ("CFC"), may offer, from time to time, its debt securities (the "CFC Debt Securities", and together with the Company Debt Securities, the "Debt Securities"), which will be unconditionally guaranteed (the "Guarantees") as to payment of principal, premium, if any, and interest by the Company (in its capacity as guarantor, the "Guarantor"), in the amounts, at prices and on the terms to be determined at the time of the offering. The Common Stock, Preferred Stock and Debt Securities are collectively called the "Securities."

  The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will have an aggregate public offering price of up to $750,000,000 (or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company or CFC, as the case may be). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered, the public offering price and other terms of the offering and sale thereof, (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities and the public offering price and other terms of the offering and sale thereof and (iii) in the case of Debt Securities, the specific title, the aggregate principal amount, aggregate offering price, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable), if any, the time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or CFC, as the case may be, or repayment at the option of the holder, any sinking fund provisions, the terms for any conversion or exchange into other Securities or property, any other special terms, and the public offering price and the other terms of the offering and sale thereof. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "CCR." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance.

  Unless otherwise specified in a Prospectus Supplement, the Debt Securities and any Guarantees, when issued, will be unsecured and unsubordinated obligations of the Company or CFC, as the case may be, and will rank equally with all other unsecured and unsubordinated indebtedness of the Company or CFC, as the case may be.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                  -----------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES COMMISSION, NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                                  -----------

  The Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                                  -----------
                  The date of this Prospectus is       , 1995.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF ANY CLASS OR SERIES OF SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning its directors and officers and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D. C. 20549 and at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at its principal office in Washington, D. C. at prescribed rates. The Common Stock is listed on the New York and Pacific Stock Exchanges. Reports, proxy material and other information concerning securities of the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York; and the Pacific Stock Exchange, Inc., 115 Sansome Street, San Francisco, California.

  This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") filed by the Company and CFC with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement omit certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information with respect to the Company, CFC and the Securities, reference is made to the Registration Statement, including the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, with respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy of the document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There is incorporated herein by reference the following document of the Company heretofore filed by it with the Commission: Annual Report on Form 10-K for the year ended February 28, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus or any Prospectus Supplement and prior to the termination of the offering of the Securities are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person to whom this Prospectus or any Prospectus Supplement is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus or any Prospectus Supplement incorporates). Requests for copies of such documents should be directed to Countrywide Credit Industries, Inc., 155 North Lake Avenue, P. O. Box 7137, Pasadena, California 91109-7137, telephone (818) 304-8400,
Attention: Investor Relations.

                              THE COMPANY AND CFC

COUNTRYWIDE CREDIT INDUSTRIES, INC.

  Countrywide Credit Industries, Inc. (the "Company", "CCI" or, in its capacity as guarantor of the CFC Debt Securities (as defined below), the "Guarantor") is a holding company which through its principal subsidiary, Countrywide Funding Corporation ("CFC"), is engaged primarily in the mortgage banking business. CCI, through its other wholly-owned subsidiaries, offers products and services complementary to its mortgage banking business. A subsidiary of CCI sells mortgage-backed securities, primarily on an odd-lot basis (i.e., in denominations between $25,000 and $1,000,000), to broker dealers and also sells subordinate interests in mortgage-backed securities evidencing interests in whole mortgage loans to institutional investors. In addition, a subsidiary of CCI receives fee income for managing the operations of CWM Mortgage Holdings, Inc. ("CWM"), a real estate investment trust whose shares are traded on the New York Stock Exchange. CWM conducts real estate lending activities and has an affiliate engaged in the operation of a jumbo and non-conforming mortgage loan conduit. CCI also has a subsidiary which acts as an agent in the sale of homeowners, fire, flood, earthquake, mortgage life and disability insurance to CFC's mortgagors in connection with CFC's mortgage banking operations. Another subsidiary of CCI earns fee income by brokering servicing contracts owned by other mortgage lenders and loan servicers. CCI has recently begun operating a title agent business through newly formed subsidiaries.

  CCI is a Delaware corporation, and was originally incorporated in New York under the name of OLM Credit Industries, Inc. in 1969. Its principal executive offices are located at 155 North Lake Avenue, P. O. Box 7137, Pasadena, California 91109-7137, and its telephone number is (818) 304-8400.

COUNTRYWIDE FUNDING CORPORATION

  CFC is engaged primarily in the mortgage banking business and as such originates, purchases, sells and services mortgage loans. CFC's mortgage loans are principally first-lien mortgage loans secured by single-(one to four) family residences. The principal sources of revenue of CFC are (i) loan origination fees; (ii) gains from the sale of loans, if any; (iii) interest earned on mortgage loans during the period that they are held by CFC pending sale, net of interest paid on funds borrowed to finance such mortgage loans;
(iv) loan servicing fees; and (v) interest benefit derived from the custodial balances associated with CFC's servicing portfolio.

  CFC produces mortgage loans through three separate divisions. The Consumer Markets Division originates loans through a nationwide network of retail branch offices and direct contact with consumers. Through the Wholesale Division, CFC originates and purchases loans through mortgage loan brokers. Through the Correspondent Division, CFC purchases loans primarily from other mortgage bankers, savings and loan associations, commercial banks, credit unions and other financial intermediaries. CFC customarily sells all loans that it originates or purchases. Substantially all loans sold by CFC are sold without recourse, subject, in the case of loan guaranties by the Veterans Administration ("VA"), to the limits of such guaranty.

  CFC services on a non-recourse basis substantially all of the mortgage loans that it originates or purchases. In addition, CFC purchases bulk servicing contracts, also on a non-recourse basis, to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. CFC receives fee income for servicing mortgage loans ranging generally from 1/4% to 1/2% per annum on the declining principal balances of the loans. CFC has in the past and may in the future sell to other mortgage servicers a portion of its portfolio of loan servicing rights.

  CFC's principal financing needs are the financing of loan funding activities and the investment in servicing rights. To meet these needs, CFC currently relies on commercial paper backed by its revolving credit facility, medium-term note issuances, pre-sale funding facilities, mortgage-backed securities, whole loan reverse-repurchase agreements, subordinated notes and cash flows from operations. In addition, in the past, CFC has relied on direct borrowings under its revolving credit facility, servicing-secured bank facilities, privately-placed financings and contributions from CCI of the proceeds of public offerings of Common Stock and Preferred Stock.

  CFC is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 155 North Lake Avenue, P. O. Box 7137, Pasadena, California 91109-7137, and its telephone number is (818) 304-8400.

                                USE OF PROCEEDS

  Except as may be otherwise stated in any Prospectus Supplement, the Company and/or CFC intend to use the net proceeds from the sale of the Securities for general corporate purposes, which may include retirement of indebtedness of the Company or CFC and investment in servicing rights through the funding of loans and the bulk acquisition of contracts to service loans.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated financial data with respect to CCI set forth below for each of the five fiscal years in the period ended February 28, 1995 has been derived from, and should be read in conjunction with, the related audited financial statements and accompanying notes incorporated by reference herein.

                                                           YEARS ENDED FEBRUARY 28(29),
                                               ----------------------------------------------------------
                                                  1995        1994        1993        1992        1991
                                               ----------  ----------  ----------  ----------  ----------
                                                    (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT OPERATING DATA)
SELECTED STATEMENT OF EARNINGS DATA:
Revenues:
 Loan origination fees....................... $  203,426  $  379,533  $  241,584  $   91,933  $   38,317
 Gain (loss) on sale of loans................    (41,342)     88,212      67,537      38,847      24,236
                                              ----------  ----------  ----------  ----------  ----------
   Loan production revenue...................    162,084     467,745     309,121     130,780      62,553
 Interest earned.............................    343,138     376,225     211,542     115,213      83,617
 Interest charges............................   (267,685)   (275,906)   (148,765)    (81,959)    (73,428)
                                              ----------  ----------  ----------  ----------  ----------
   Net interest income.......................     75,453     100,319      62,777      33,254      10,189
 Loan servicing income.......................    428,994     307,477     177,291      94,830      66,486
 Less amortization of servicing assets.......    (95,768)   (242,177)   (151,362)    (53,768)    (24,871)
 Add (less) servicing hedge
   benefit (expense).........................    (40,030)     73,400      74,075      17,000         --
 Less write-off of servicing hedge...........    (25,600)        --          --          --          --
                                              ----------  ----------  ----------  ----------  ----------
   Net loan administration income............    267,596     138,700     100,004      58,062      41,615
 Gain on sale of servicing...................     56,880         --          --        4,302       6,258
 Commissions, fees and other income..........     40,650      48,816      33,656      19,714      14,396
                                              ----------  ----------  ----------  ----------  ----------
      Total revenues.........................    602,663     755,580     505,558     246,112     135,011
                                              ----------  ----------  ----------  ----------  ----------
Expenses:
 Salaries and related expenses...............    199,061     227,702     140,063      72,654      48,961
 Occupancy and other office expenses.........    102,193     101,691      64,762      36,645      24,577
 Guarantee fees..............................     85,831      57,576      29,410      13,622       9,529
 Marketing expenses..........................     23,217      26,030      12,974       5,015       3,117
 Branch and administrative
    office consolidation costs...............      8,000         --          --          --          --
 Other operating expenses....................     37,016      43,481      24,894      17,849      11,642
                                              ----------  ----------  ----------  ----------  ----------
      Total expenses.........................    455,318     456,480     272,103     145,785      97,826
                                              ----------  ----------  ----------  ----------  ----------
Earnings before income taxes.................    147,345     299,100     233,455     100,327      37,185
Provision for income taxes...................     58,938     119,640      93,382      40,131      14,874
                                              ----------  ----------  ----------  ----------  ----------
Net earnings................................. $   88,407  $  179,460  $  140,073  $   60,196  $   22,311
                                              ==========  ==========  ==========  ==========  ==========
SELECTED BALANCE SHEET DATA
   AT END OF PERIOD:
Mortgage loans shipped and held for sale..... $2,898,825  $3,714,261  $2,316,297  $1,585,392  $  509,008
Total assets.................................  5,579,662   5,585,521   3,299,133   2,409,974   1,121,999
Short-term debt..............................  2,664,006   3,111,945   1,579,689   1,046,289     459,470
Long-term debt...............................  1,499,306   1,197,096     734,762     383,065     153,811
7% convertible subordinated debentures.......         --          --          --          --      20,918
Convertible preferred stock..................         --          --      25,800      37,531      38,098
Common shareholders' equity..................    942,558     880,137     693,105     558,617     133,460
OPERATING DATA (DOLLAR AMOUNTS IN MILLIONS):
Volume of loans originated................... $   27,866  $   52,459  $   32,388  $   12,156  $    4,577
Loan servicing portfolio
   (at period end)(1)........................    113,111      84,678      54,484      27,546      15,684
Ratio of earnings to fixed charges(2)........       1.54        2.06        2.52        2.18        1.49

-------
(1) Includes warehoused loans and loans under subservicing agreements.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before federal income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expenses which is considered to be representative of the interest factor (one-third of operating leases). Since the major portion of CCI's interest costs is incurred to finance mortgage loans which generate interest income, and since interest income and interest expense are generated simultaneously, management of CCI believes that a more meaningful measure of its debt service requirements is the ratio of earnings to net fixed charges. Under this alternative formula, net fixed charges are defined as interest expense on debt, other than debt incurred to finance CCI's mortgage loan inventory, plus the interest element (one-third) of operating leases. Under such alternative formula, these ratios for each of the five fiscal years in the period ended February 28, 1995, commencing with the fiscal year ended February 28, 1995, were 3.36, 4.26, 5.18, 3.06 and 2.43, respectively.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 240,000,000 shares of Common Stock, par value $.05 per share, and 1,500,000 shares of Preferred Stock, par value $.05 per share. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is part and the certificate of designations which will be filed with the Commission in connection with any offering of Preferred Stock.

COMMON STOCK

  As of May 22, 1995, 91,534,892 shares of Common Stock were issued and outstanding and there were 2,598 holders of record of the Common Stock. Each holder of record of Common Stock is entitled to one vote per share on all matters submitted to a vote of holders. Dividends may be paid to the record holders of Common Stock when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor, and each share of Common Stock is entitled to share equally therein and in other distributions to holders of Common Stock, including distributions upon liquidation, dissolution or winding up of the Company. The Common Stock carries no preemptive rights, conversion or subscription rights, redemption provisions, sinking fund provisions or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

  In February 1988, the Board of Directors declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of the Common Stock. As the result of stock splits and stock dividends, 0.399 of a Right is presently associated with each outstanding share of Common Stock and the same fraction of a Right will be associated with each share of Common Stock issued prior to the Distribution Date (as defined below). Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock, par value $0.05 per share, of the Company (the "Series A Preferred Stock"), at a price of $145, subject to adjustments in certain cases to prevent dilution.

  The Rights are evidenced by the Common Stock certificates and are not exercisable or transferable, apart from the Common Stock, until the date (the "Distribution Date") of the earlier of a public announcement that a person or group, without prior consent of the Company, has acquired 20% or more of the Common Stock (an "Acquiring Person"), or ten days (subject to extension by the Board of Directors) after the commencement of a tender offer made without the prior consent of the Company.

  In the event a person becomes an Acquiring Person, then each Right (other than those owned by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock, or the equivalent thereof, which, at the time of such transaction, would have a market value of two times the exercise price of the Right. The Board of Directors may delay the exercisability of the Rights during the period in which they are exercisable only for Series A Preferred Stock (and not Common Stock).

  In the event that, after a person has become an Acquiring Person, the Company is acquired in a merger or other business combination, as defined for the purposes of the Rights, each Right (other than those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock, or the equivalent thereof, of the other party (or publicly traded parent thereof) to such merger or business combination which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights expire on the earlier of February 28, 2002, the consummation of certain merger transactions or the optional redemption by the Company prior to any person becoming an Acquiring Person.

PREFERRED STOCK

  Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of Preferred Stock. The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such Preferred Stock. At the time that any series of Preferred Stock is authorized, the Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of such series, as well as the number of shares constituting such series and the designation thereof.

  The only series of Preferred Stock currently authorized by the Board of Directors for issuance is the Series A Preferred Stock in connection with the exercise of Rights. See "--Preferred Stock Purchase Rights."

  The Board of Directors could, without stockholder approval, cause the Company to issue Preferred Stock which has voting, conversion and other rights which could adversely affect the holders of Common Stock or make it more difficult to effect a change in control of the Company. The Preferred Stock could be used to dilute the stock ownership of persons seeking to obtain control of the Company and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the stockholders of the Company. In addition, the Preferred Stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of Common Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
COMPANY

  In addition to the Rights described above under "--Preferred Stock Purchase Rights" and the terms of any Preferred Stock that the Company may determine to issue as described above under "--Preferred Stock," certain other provisions of the Certificate of Incorporation and the Company's Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Certificate of Incorporation (i) provides for a three-year staggered Board of Directors, vacancies on which shall be filled by the Board of Directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of Common Stock, (ii) limits the Company's power to purchase shares of voting stock of the Company (capital stock having the right to vote generally on matters relating to the Company and any security which is convertible into such stock) from a five percent holder at a price in excess of its fair market value, unless such purchase is approved by a majority of these shares (unless a greater vote is required by law), excluding the vote of such five percent holder, (iii) prohibits action by written consent of the stockholders and (iv) provides that the Company's Bylaws may be amended by the Board of Directors or, with certain exceptions, a vote of two-thirds of the voting shares and further provides that a two-thirds vote of all voting shares of the Company is required to amend the provisions of the Certificate of Incorporation referred to in this sentence, unless such amendment has been approved by two-thirds of the Board of Directors and a majority of the continuing directors (directors who became members of the Board of Directors prior to the time when any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder). The Company's Bylaws provide that special meetings of the stockholders may be called only by the directors and limits the business which may be transacted at such meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New
York.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

  The following description of the terms of the Company Debt Securities and the terms of the CFC Debt Securities sets forth certain general terms and provisions of such Debt Securities. To the extent any terms described below apply specifically to the Company Debt Securities or the CFC Debt Securities, specific references to "Company Debt Securities" or "CFC Debt Securities" will be made; otherwise, references to "Debt Securities" shall be deemed to apply to both the Company Debt Securities and the CFC Debt Securities. The extent, if any, to which such general provisions do not apply to the Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement.

  The Company Debt Securities are to be issued under an Indenture, as amended, supplemented or modified from time to time (the "Company Indenture"), between the Company and The Bank of New York, as trustee (in such capacity, the "Company Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each series of Company Debt Securities issued pursuant to the Company Indenture will be issued pursuant to an amendment or supplement thereto in the form of a supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of the Company and in accordance with the provisions of Section 301 or Article Ten of the Company Indenture, as the case may be. The terms of the Company Debt Securities include those stated in the Company Indenture and those made a part of the Company Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Company Debt Securities are subject to all such terms and the holders of Company Debt Securities are referred to the Company Indenture and the TIA for a statement of such terms.

  The CFC Debt Securities are to be issued under the Indenture dated as of January 1, 1992, as amended, supplemented or modified from time to time (the "CFC Indenture", and together with the Company Indenture, the "Indentures") among CFC, the Guarantor and The Bank of New York, as Trustee (in such capacity, the "CFC Trustee," and together with the Company Trustee, the "Trustees"), which is incorporated by reference in the Registration Statement of which this Prospectus forms a part. Each series of CFC Debt Securities issued pursuant to the CFC Indenture will be issued pursuant to an amendment or supplement thereto in the form of a supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of CFC and in accordance with the provisions of Section 301 or Article Ten of the CFC Indenture, as the case may be. The CFC Indenture is expected to be amended by Supplemental Indenture No. 1 thereto, to be dated as
of       , 1995, among CFC, the Guarantor and the CFC Trustee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the CFC Debt Securities include those stated in the CFC Indenture and those made part of the CFC Indenture by reference to the TIA. The CFC Debt Securities are subject to all such terms and the holders of CFC Debt Securities are referred to the CFC Indenture and the TIA for a statement of such terms.

  The following summaries of certain provisions of each Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of each Indenture, including the definitions of capitalized terms used herein without definition. Numerical references in parentheses are to sections in the applicable Indenture and unless otherwise indicated capitalized terms have the meanings given them in the applicable Indenture.

GENERAL

  Neither Indenture limits the aggregate principal amount of Debt Securities that may be issued from time to time in series. (Section 301)

  The Company Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank pari passu with the Company's other unsecured and unsubordinated indebtedness.

  Substantially all the Company's operations are conducted through subsidiaries, and any right of the Company to receive assets of any of its subsidiaries upon the liquidation or recapitalization of any such subsidiary (and the consequent right of holders of the Company Debt Securities, or the holders of the CFC

Debt Securities looking to the Guarantees for repayment thereof, to participate in those assets) will be subject to the claims of such subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary. Even if the Company is recognized as a creditor of a subsidiary, the Company's claims would still be subject to any security interests in the assets of such subsidiary and any indebtedness or other liability of such subsidiary that is senior to the Company's claims. Accordingly, by operation of the foregoing principles, the Company Debt Securities and the Guarantees will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, of the Company's subsidiaries. "Holder" means a person in whose name a Debt Security is registered in the related Security Register.

  The CFC Debt Securities will constitute unsecured and unsubordinated indebtedness of CFC and will rank pari passu with CFC's other unsecured and unsubordinated indebtedness. A substantial portion of the assets of CFC may be pledged under various credit agreements among CFC and various lending institutions. See CCI's Notes to Consolidated Financial Statements incorporated by reference herein.

  Reference is made to the Prospectus Supplement and pricing supplement, if any, relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, including, where applicable: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the date or dates, or the method or methods, if any, by which such date or dates shall be determined or extended, on which the principal of such Debt Securities is payable; (iv) any places other than the issuer's office or agency in The City of New York where such Debt Securities shall be payable or surrendered for registration of transfer or exchange; (v) the denominations in which such Debt Securities shall be issuable; (vi) the currency of denomination of such Debt Securities, which may be in U.S. dollars, any foreign currency or currency unit, including European Currency Units ("ECU"), and, if applicable, certain other information relating to such foreign currency or currency unit; (vii) the designation of the currency or currencies in which payment of the principal of and premium, if any, and interest on such Debt Securities will be made and whether payment of the principal of and premium, if any, or the interest on Debt Securities designated in a foreign currency or currency unit, at the election of a holder thereof, may instead be payable in U.S. dollars and the terms and conditions upon which such election may be made; (viii) the rate or rates (which may be fixed or floating), if any, at which such Debt Securities will bear interest, or the method or methods, if any, by which such rate or rates are to be determined or reset, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates shall be determined or reset, the dates on which such interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (ix) the terms and conditions, if any, on which such Debt Securities may be redeemed at the option of the Company or CFC, as the case may be, or repaid at the option of the Holders thereof; (x) the obligation, if any, of the Company or CFC, as the case may be, to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, and the terms and conditions on which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (xi) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof; (xii) provisions, if any, for the defeasance of such Debt Securities; (xiii) the ability, if any, of the Holder of a Debt Security to renew all or any portion of a Debt Security; (xiv) any additional Events of Default or restrictive covenants provided for with respect to such Debt Securities; (xv) the obligation, if any, of the Company to permit the conversion or exchange of such Debt Securities into or for Common Stock or Preferred Stock and the terms and conditions upon which such conversion or exchange shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, any adjustment of the applicable conversion or exchange price and any requirements relative to the reservation of such shares for purposes of conversion or exchange); (xvi) any other terms not inconsistent with the applicable Indenture, including any terms which may be required by or advisable under United States laws or regulations; (xvii) if such Debt Securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the applicable Indenture, the definition of the

"Exchange Rate"; and (xviii) the form of such Debt Securities and, if in global form, the name of the depositary with respect thereto and the terms upon which and the circumstances under which such Debt Securities may be exchanged. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons. Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 or any integral multiple thereof unless otherwise provided in the Prospectus Supplement relating thereto. (Section 302) The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign currency or currency unit will specify the denominations thereof.

  The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company or CFC to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company or CFC that may adversely affect Holders of the Debt Securities.

  One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of Debt Securities may be floating rate debt securities, and may be exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, any series of Company Debt Securities will be payable, and such Company Debt Securities will be exchangeable and transfers thereof will be registerable, at the Corporate Trust Office of the Company Trustee, initially at 101 Barclay Street, New York, New York 10286, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the related Security Register. (Sections 301, 305, 306, 307 and
1102)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, any series of CFC Debt Securities will be payable, and such CFC Debt Securities will be exchangeable and transfers thereof will be registerable, at the Corporate Trust Office of the CFC Trustee, initially at 101 Barclay Street, New York, New York 10286, provided that, at the option of CFC, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the related Security Register. (Sections 301, 305, 306, 307 and 1102)

  No Debt Security shall be entitled to any benefit under the applicable Indenture or be valid or obligatory for any purpose unless there appears on such Debt Security a certificate of authentication substantially in the form provided for in such Indenture duly executed by the applicable Trustee by manual signature of one of its authorized officers, and such certificate upon any Debt Security shall be conclusive evidence, and the only evidence, that such Debt Security has been duly authenticated and delivered under such Indenture and is entitled to the benefits of such Indenture. (Section 203)

EVENTS OF DEFAULT

  The Company Indenture provides that the following shall constitute "Events of Default" with respect to any series of Company Debt Securities thereunder: (i) default in payment of principal of (or premium, if any, on) any Company Debt Security of such series at Maturity; (ii) default for 30 days in payment of interest on any Company Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment on any Company Debt Security of such series when due; (iv) default in the performance or breach of any other covenant or warranty of the Company in the Company Indenture or the Company Debt Securities, continued for 60 days after written notice thereof by the Company Trustee or the Holders of at least 25% in aggregate principal amount of the Company Debt Securities of such series at the time outstanding;
(v) default resulting in acceleration of maturity of any other indebtedness for borrowed money of the Company or any direct or indirect subsidiary of the Company in an amount in excess of $10,000,000 and such acceleration shall not be rescinded or annulled for a period of 10 days after written notice thereof by the Company Trustee or the Holders of at least 25% in aggregate principal amount of the Company Debt Securities of such series at the time outstanding;
(vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to such series of Company Debt Securities. (Section 601) No Event of Default with respect to a particular series of Company Debt Securities issued under the Company Indenture necessarily constitutes an Event of Default with respect to any other series of Company Debt Securities issued thereunder. "Maturity," when used with respect to any Debt Security, means the date on which the principal of such Debt Security becomes due and payable as provided in such Debt Security or in the applicable Indenture, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise. "Stated Maturity," when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

  The CFC Indenture provides that the following shall constitute "Events of Default" with respect to any series of CFC Debt Securities thereunder: (i) default in payment of principal of (or premium, if any, on) any CFC Debt Security of such series at Maturity; (ii) default for 30 days in payment of interest on any CFC Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment on any CFC Debt Security of such series when due; (iv) default in the performance or breach of any other covenant or warranty of CFC or the Guarantor in the CFC Indenture, the CFC Debt Securities or the related Guarantees, continued for 60 days after written notice thereof by the CFC Trustee or the Holders of at least 25% in aggregate principal amount of the CFC Debt Securities of such series at the time outstanding; (v) default resulting in acceleration of maturity of any other indebtedness for borrowed money of CFC, the Guarantor or any direct or indirect subsidiary of the Guarantor in an amount in excess of $10,000,000 and such acceleration shall not be rescinded or annulled for a period of 10 days after written notice thereof by the CFC Trustee or the Holders of at least 25% in aggregate principal amount of the CFC Debt Securities of such series at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to such series of CFC Debt Securities. (Section 601) No Event of Default with respect to a particular series of CFC Debt Securities issued under the CFC Indenture necessarily constitutes an Event of Default with respect to any other series of CFC Debt Securities issued thereunder.

  Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount of the Debt Securities of such series (or, in the case of Original Issue Discount Securities, such other amount, if any, as provided for in the terms of such Original Issue Discount Securities) to be due and payable immediately upon written notice thereof to the Company, and, in the case of the CFC Indenture, CFC. In certain cases, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any such series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration of acceleration. (Section 602) "Original Issue Discount Security" means, except as otherwise defined in a Debt Security, any Debt Security which is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

  Each Indenture contains a provision entitling the applicable Trustee, subject to the duty of such Trustee during default under any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders. (Sections 701, 703) Each Indenture provides that no Holders of Debt Securities of any series issued thereunder may institute any proceedings, judicial or otherwise, to enforce such Indenture except in the case of failure of the applicable Trustee thereunder, for 60 days, to act after it has received a written request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series, and an offer of reasonable indemnity. (Section 607) This provision will not prevent any Holder of Debt Securities from enforcing payment of the principal thereof, premium, if any, and interest thereon at the respective due dates thereof. (Section 608) The Holders of a majority in aggregate principal amount of the Debt Securities of any series issued under either Indenture then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. Such Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with such Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders of the Debt Securities of such series not joining therein. (Section
612)

  Each Indenture provides that the applicable Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities issued thereunder, give to the Holders thereof notice of such default, unless such default has been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, or interest on any Debt Securities or payment of any sinking fund installment, each Trustee shall be protected in the withholding of such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series. (Section 702)

  The Company and, in the case of the CFC Debt Securities, CFC will be required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the applicable Indenture. (Section 1105)

MODIFICATION AND WAIVER

  Modifications of and amendments to each Indenture may be made by the Company and, in the case of the CFC Indenture, CFC, and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (i) except as otherwise permitted in such Indenture in connection with Debt Securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, such Debt Security; (ii) reduce the principal amount of, or any premium or, except as otherwise permitted in such Indenture in connection with Debt Securities for which the interest rate may be reset, interest on, such Debt Security payable upon redemption or repayment thereof; (iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (iv) adversely affect the right of repayment at the option of a Holder of such Debt Security; (v) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of such Debt Security; (vi) change the place or currency or currency unit of payment of the principal of, premium, if any, or interest on such Debt Security; (vii) change or eliminate the rights of a Holder to receive payment in a designated currency; (viii) impair the right to institute suit for the enforcement of any required payment on or with respect to such Debt Security; (ix) reduce the percentage of the aggregate principal amount of the outstanding Debt Securities of any series the consent of whose Holders is required for modification or amendment of such Indenture, for waiver of compliance with certain provisions of such Indenture, or for waiver of certain defaults; (x) modify any of the provisions of Section 613 (described below) except to increase such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby; or (xi) in the case of the CFC Indenture, modify or affect the terms and conditions of the related Guarantees in a manner adverse to the interests of the Holders of the CFC Debt Securities.

  Each Indenture also contains provisions permitting the Company and, in the case of the CFC Indenture, CFC, and the applicable Trustee, without the consent of any Holders of Debt Securities under such Indenture, to enter into supplemental indentures, in form satisfactory to such Trustee, for any of the following purposes: (i) to evidence the succession of another corporation to the Company or, in the case of the CFC Indenture, CFC or the Guarantor and the assumption by such successor of the obligations and covenants of the Company or, in the case of the CFC Indenture, CFC or the Guarantor contained in such Indenture and in the Debt Securities and, in the case of the CFC Indenture, the related Guarantees, as the case may be; (ii) to add to the covenants of the Company or, in the case of the CFC Indenture, CFC or the Guarantor, for the benefit of the Holders of all or any series of Debt Securities issued under such Indenture (and if such covenants are to be for the benefit of less than all series of Debt Securities issued under such Indenture, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power herein conferred upon the Company or, in the case of the CFC Indenture, CFC or the Guarantor; (iii) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series of Debt Securities issued under such Indenture, stating that such Events of Default are expressly being included solely to be applicable to such series); (iv) to add or change any of the provisions of such Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (v) to change or eliminate any of the provisions of such Indenture, provided that any such change or elimination shall become effective only when there is no Debt Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series as otherwise permitted by such Indenture;
(vii) to evidence and provide for the acceptance of appointment under such Indenture by a successor Trustee with respect to the Debt Securities of one or more series issued under such Indenture and to add to or change any of the provisions of such Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of such Indenture; (viii) to secure the Debt Securities issued under such Indenture; (ix) to cure any ambiguity, to correct or supplement any provision in such Indenture which may be defective or inconsistent with any other provision of such Indenture, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not be inconsistent with any provision of such Indenture, provided such other provisions shall not adversely affect the interests of the Holders of Debt Securities of any series issued under such Indenture in any material respect; (x) to modify, eliminate or add to the provisions of such Indenture to such extent as shall be necessary to effect the qualification of such Indenture under the TIA or under any similar federal statute subsequently enacted and to add to such Indenture such other provisions as may be expressly required under the TIA; or (xi) in the case of the CFC Indenture, to effect the assumption, by the Guarantor or a Subsidiary thereof, of the payment obligations with respect to the CFC Debt Securities and of the performance of every covenant of the CFC Indenture on the part of CFC to be performed or observed. (Section 1001)

  The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series except a default in the payment of the principal of, (or premium, if any) or interest on, any Debt Security of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding Debt Security of the affected series. (Section 613)

CONVERSION AND EXCHANGE RIGHTS

  The terms and conditions, if any, upon which the Debt Securities of any series are convertible into or exchangeable for Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into or exchangeable for Common Stock or Preferred Stock, the conversion or exchange price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders thereof or the Company or CFC, as the case may be, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

  Under the Company Indenture, the Company may not consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any Person, unless: (i) the successor corporation or transferee assumes the Company's obligations on the Company Debt Securities and under the Company Indenture; (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 901)

  Under the CFC Indenture, neither CFC nor the Guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any Person, unless: (i) the successor corporation or transferee assumes the Company's or the Guarantor's obligations on the Debt Securities or the related Guarantees, as the case may be, and under the CFC Indenture, and in the case of a consolidation or merger of CFC, the Guarantor delivers an affirmation of the continuance of its obligations to the CFC Trustee; (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Sections 901 and 903)

SATISFACTION, DISCHARGE AND DEFEASANCE

  Each Indenture, with respect to any series of Debt Securities (except for certain specified surviving obligations, including (A) any rights of registration of transfer and exchange and (B) rights to receive the principal, premium, if any, and interest on the Debt Securities) will be discharged and cancelled upon the satisfaction of certain conditions, including the following: (i) all Debt Securities of such series not theretofore delivered to the applicable Trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year and (ii) the deposit with such Trustee of an amount in the Specified Currency sufficient to pay the principal, premium, if any, and interest to the Maturity of all Debt Securities of such series. (Section 501)

  If so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company or CFC, as the case may be, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain certain offices or agencies in each Place of Payment, and hold moneys for payment in trust), or (ii) will not be subject to provisions of the applicable Indenture described above under "-- Consolidation, Merger and Transfer of Assets" with respect to the Debt Securities of such series, in each case if the Company or CFC, as the case may be, irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations (as defined in the applicable Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company or CFC, as the case may be, is required to deliver to the applicable Trustee (1) an opinion of counsel to the effect that (a) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes,
(b) the Company's exercise of such option will not cause any violation of the Investment Company Act of 1940, as amended, and (c) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted as a result of the exercise of such option and
(2) in the case of the Debt Securities of such series being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. (Sections 1401 and 1402)

GUARANTEES

  The CFC Debt Securities will be unconditionally guaranteed (the "Guarantees") by the Guarantor as to payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at their Stated Maturity or upon redemption or repayment or otherwise. (Section 401) The Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor, including the Company Debt Securities.

  The obligations of the Guarantor under the Guarantees will be unconditional regardless of the enforceability of the CFC Debt Securities or the CFC Indenture and will not be discharged until all obligations contained in such CFC Debt Securities and the CFC Indenture are satisfied. Holders of the CFC Debt Securities may proceed directly against the Guarantor in the event of an Event of Default with respect to such CFC Debt Securities without first proceeding against CFC. (Section 401)

  Because the Guarantor is a holding company, the rights of its creditors, including the Holders of the CFC Debt Securities in the event the Guarantees are enforced, to share in the distribution of the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary. See "-- General" above.

CONCERNING THE TRUSTEES

  The Bank of New York is the Trustee under each of the Company Indenture and the CFC Indenture. The Company and CFC maintain banking relationships in the ordinary course of business with the Trustee. Among other things, The Bank of New York is a lending bank under CFC's mortgage loan warehousing facility. See CCI's Notes to Consolidated Financial Statements incorporated by reference herein.

                              PLAN OF DISTRIBUTION

  The Company or CFC may sell Securities to or through one or more underwriters or dealers and also may sell Securities directly to institutional investors or other purchasers, or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or CFC or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or CFC will be described, in the related Prospectus Supplement.

  Under agreements which may be entered into by the Company and/or CFC, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company and CFC against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the related Prospectus Supplement, the Company or CFC will authorize underwriters or other persons acting as the Company's or CFC's agents to solicit offers by certain institutions to purchase Securities from the Company or CFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or CFC. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company, CFC or their respective affiliates in the ordinary course of their respective businesses.

  The Securities may or may not be listed on a national securities exchange (other than the Common Stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange). Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the Securities.

                             VALIDITY OF SECURITIES

  The validity of the Securities will be passed upon for the Company and CFC by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. Edwin Heller, whose professional corporation is a member of Fried, Frank, Harris, Shriver & Jacobson, is a director of the Company. Brown & Wood, New York, New York will serve as counsel for any underwriters and agents. Brown & Wood also serves as counsel for CWMBS, Inc., a wholly owned subsidiary of the Company, in connection with offerings of mortgage pass-through certificates.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference in this Registration Statement, of which this Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report thereon, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY OR CFC SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
The Company and CFC........................................................   3
Use of Proceeds............................................................   4
Selected Consolidated Financial Data.......................................   5
Description of Capital Stock...............................................   6
Description of Debt Securities and
 Guarantees................................................................   8
Plan of Distribution.......................................................  15
Validity of Securities.....................................................  16
Experts....................................................................  16

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 [LOGO OF COUNTRYWIDE CREDIT INDUSTRIES, INC.]

               COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES

                        COUNTRYWIDE FUNDING CORPORATION

                                DEBT SECURITIES
                             PAYMENT OF PRINCIPAL,
                        PREMIUM, IF ANY, AND INTEREST
                          UNCONDITIONALLY GUARANTEED
                             BY COUNTRYWIDE CREDIT
                               INDUSTRIES, INC.

                                --------------

                                  PROSPECTUS

                                --------------


                                             , 1995

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

      SEC registration fee............................................ $258,621
      NYSE listing fee................................................       **
      Blue sky fees and expenses......................................       **
      Legal fees and expenses.........................................       **
      Accounting fees and expenses....................................       **
      Printing and engraving expenses.................................       **
      Transfer agent and registrar fees and expenses..................       **
      Trustees' fees and expenses.....................................       **
      Rating agency fees..............................................       **
      Miscellaneous...................................................       **
                                                                       --------
          Total....................................................... $     **
                                                                       ========

--------
   *Except for the SEC registration fee, all of the foregoing expenses have been estimated.
  **To be inserted by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Sections 722, 723, 725 and 726 of the New York Business Corporation Law are substantively equivalent to Section 145 of the Delaware General Corporation Law.

  Article SIXTH of the Certificate of Incorporation of the Company provides that the Company may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Article VIII of the Company's Bylaws provides that the Company shall indemnify its directors and officers, and persons serving as directors and officers of CFC at the request of the Company, against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were such directors or officers, provided that such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company; except that in the case of actions brought by or in the right of the Company to procure a judgment in its favor, no indemnification is permitted in respect to any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to the Company unless the court in which the action was brought determines that such person is entitled to indemnification. The Company's Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. The Company has entered into indemnity agreements with certain of its directors and executive officers (including the directors and executive officers of CFC), whereby such individuals are indemnified by the Company up to an aggregate limit of $5,000,000 for any claims made against such individual based on any act, omission or breach of duty committed while acting as a director or officer, except, among other things, cases involving dishonesty or improper personal benefit. The Company also maintains an insurance policy pursuant to which its directors and officers (including the directors and executive officers of CFC) are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.

  Article SEVENTH of the Certificate of Incorporation provides that a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

ITEM 16. EXHIBITS

      1.1      --Form of Purchase Agreement (for equity securities of the
                 Company)*
      1.2      --Form of Purchase Agreement (for debt securities of the
                 Company)*
      1.3      --Form of Selling Agency Agreement (for debt securities of
                 CFC)*
      4.1      --Specimen Certificate of the Company's Common Stock (in-
                 corporated by reference to Exhibit 4.2 to the Company's
                 Current Report on Form 8-K dated February 6, 1987)
      4.2      --Certificate of Amendment of Restated Certificate of In-
                 corporation of the Company (incorporated by reference to
                 Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q
                 dated August 31, 1987)
      4.3      --Restated Certificate of Incorporation of the Company
                 (incorporated by reference to Exhibit 4.2 to the
                 Company's Quarterly Report on Form 10-Q dated August 31,
                 1987)
      4.4      --Bylaws of the Company, as amended and restated (incorpo-
                 rated by reference to the Company's Current Report on
                 Form 8-K dated February 10, 1988)
      4.5      --Rights Agreement, dated as of February 10, 1988, between the Company and Bank of America NT & SA, as Rights Agent
                 (incorporated by reference to Exhibit 4 to the Company's
                 Form 8-A filed on February 12, 1988)
      4.6      --Amendment No. 1 to Rights Agreement, dated as of March
                 24, 1992, between the Company and Bank of America
                 NT & SA, as Rights Agent (incorporated by reference in
                 Exhibit 1 to the Company's Form 8 filed on March 27, 1992)
      4.7      --Form of Indenture between the Company and The Bank of
                 New York, as trustee*
      4.8      --Indenture, dated as of January 1, 1992, among CFC, the
                 Guarantor and The Bank of New York, as trustee (incorpo-
                 rated by reference to Exhibit 4.1 to the Registration
                 Statement on Form S-3 of CFC and the Guarantor (File Nos.
                 33-50661 and 33-50661-01) filed on October 19, 1993)
      4.9      --Form of Supplemental Indenture No. 1, dated as of
                   , 1995, to the Indenture, dated as of January 1, 1992,
                 among CFC, the Guarantor and The Bank of New York, as
                 trustee*
      4.10     --Form of Fixed Rate Medium-Term Note*
      4.11     --Form of Floating Rate Medium-Term Note*
      5.1      --Opinion of Fried, Frank, Harris, Shriver & Jacobson,
                 counsel to the Company and CFC, as to the legality of the
                 securities being offered*
     12.1      --Statement regarding computation of ratio of earnings to
                 fixed charges (incorporated by reference to Exhibit 12.1
                 to the Company's Annual Report on Form 10-K dated
                 February 28, 1995)
     12.2      --Statement regarding computation of ratio of earnings to
                 net fixed charges (incorporated by reference to Exhibit
                 12.2 to the Company's Annual Report on Form 10-K dated
                 February 28, 1995)

     23.1      --Consent of Grant Thornton LLP
     23.2      --Consent of Fried, Frank, Harris, Shriver & Jacobson (in-
                 cluded in Exhibit 5.1)*
     24        --Powers of Attorney for the Company and CFC relating to
                 subsequent amendments (included on pages II-5 and II-6 of
                 the Registration Statement)
     25.1      --Form T-1 Statement of Eligibility Under Trust Indenture
                 Act of 1939 of The Bank of New York (separately bound)
     25.2      --Form T-1 Statement of Eligibility Under Trust Indenture
                 Act of 1939 of The Bank of New York (separately bound)*

--------
*To be filed by amendment.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Company and CFC (the "Registrants") hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (1) (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions permitted under Item 15 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the

Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered hereby, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) Each of the undersigned Registrants hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Each of the undersigned Registrants hereby undertakes to file an application for the purpose of determining the eligibility of the Company Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Countrywide Credit Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 23rd day of May, 1995.

                                        COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                        By:     /s/  David S. Loeb
                                          -------------------------------------
                                                     David S. Loeb
                                           Chairman of the Board of Directors
                                                     and President

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Loeb, Angelo R. Mozilo, Stanford L. Kurland and Carlos M. Garcia, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ David S. Loeb            Chairman of the Board of         May 23, 1995
____________________________________ Directors and President
           DAVID S. LOEB             (Principal Executive
                                     Officer); Director

      /s/ Angelo R. Mozilo           Executive Vice President and     May 23, 1995
____________________________________ Vice Chairman of the Board
          ANGELO R. MOZILO           of Directors; Director

      /s/ Carlos M. Garcia           Managing Director--Finance,      May 23, 1995
____________________________________ Chief Financial Officer and
          CARLOS M. GARCIA           Chief Accounting Officer
                                     (Principal Financial and
                                     Accounting Officer)

      /s/ Robert J. Donato           Director                         May 23, 1995
____________________________________
          ROBERT J. DONATO

         /s/ Ben M. Enis             Director                         May 23, 1995
____________________________________
            BEN M. ENIS

        /s/ Edwin Heller             Director                         May 23, 1995
____________________________________
            EDWIN HELLER

      /s/ Harley W. Snyder           Director                         May 23, 1995
____________________________________
          HARLEY W. SNYDER


                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Countrywide Funding Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 23rd day of May, 1995.

                                        COUNTRYWIDE FUNDING CORPORATION

                                        By:   /s/   Angelo R. Mozilo
                                          -------------------------------------
                                                    Angelo R. Mozilo
                                           Chairman of the Board of Directors
                                                     and President

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Loeb, Angelo R. Mozilo, Stanford L. Kurland and Carlos M. Garcia and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ David S. Loeb            Director                         May 23, 1995
____________________________________
           DAVID S. LOEB

      /s/ Angelo R. Mozilo           Chairman of the Board of         May 23, 1995
____________________________________ Directors and Chief
          ANGELO R. MOZILO           Executive Officer (Principal
                                     Executive Officer); Director

     /s/ Stanford L. Kurland         President and Chief              May 23, 1995
____________________________________ Operating Officer; Director
        STANFORD L. KURLAND

    /s/ Thomas K. McLaughlin         Executive Vice President and     May 23, 1995
____________________________________ Chief Financial Officer
        THOMAS K. MCLAUGHLIN         (Principal Financial and
                                     Accounting Officer)


                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
   1.1   --Form of Purchase Agreement (for equity securities of the Company)*
   1.2   --Form of Purchase Agreement (for debt securities of the Company)*
   1.3   --Form of Selling Agency Agreement (for debt securities of CFC)*
   4.1   --Specimen Certificate of the Company's Common Stock (incorpo-
           rated by reference to Exhibit 4.2 to the Company's Current Re-
           port on Form 8-K dated February 6, 1987)
   4.2   --Certificate of Amendment of Restated Certificate of Incorpora-
           tion of the Company (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q dated August 31, 1987)
   4.3   --Restated Certificate of Incorporation of the Company (incorpo-
           rated by reference to Exhibit 4.2 to the Company's Quarterly
           Report on Form 10-Q dated August 31, 1987)
   4.4   --Bylaws of the Company, as amended and restated (incorporated by reference to the Company's Current Report on Form 8-K dated
           February 10, 1988)
   4.5   --Rights Agreement, dated as of February 10, 1988, between the
           Company and Bank of America NT & SA, as Rights Agent (incorpo-
           rated by reference to Exhibit 4 to the Company's Form
           8-A filed on February 12, 1988)
   4.6   --Amendment No. 1 to Rights Agreement, dated as of March 24,
           1992, between the Company and Bank of America NT & SA, as
           Rights Agent (incorporated by reference to Exhibit 1 in the
           Company's Form 8 filed on March 27, 1992)
   4.7   --Form of Indenture between the Company and The Bank of New
           York, as trustee*
   4.8   --Indenture, dated as of January 1, 1992, among CFC, the Guaran-
           tor and The Bank of New York, as trustee (incorporated by ref-
           erence to Exhibit 4.1 to the Registration Statement on Form S-3
           of CFC and the Guarantor (File Nos. 33-50661 and 33-50661-01)
           filed on October 19, 1993)
   4.9   --Form of Supplemental Indenture No. 1, dated as of       ,
           1995, to the Indenture, dated as of January 1, 1992, among CFC, the Guarantor and The Bank of New York, as trustee*
   4.10  --Form of Fixed Rate Medium-Term Note*
   4.11  --Form of Floating Rate Medium-Term Note*
   5.1   --Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company and CFC, as to the legality of the securities being offered*
  12.1   --Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to the
           Company's Annual Report on Form 10-K dated February 28, 1995)
  12.2   --Statement regarding computation of ratio of earnings to net fixed charges (incorporated by reference to Exhibit 12.2 to the
           Company's Annual Report on Form 10-K dated February 28, 1995)
  23.1   --Consent of Grant Thornton LLP
  23.2   --Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1)
  24     --Powers of Attorney for the Company and CFC relating to subse-
           quent amendments (included on pages II-5 and II-6 of the Regis-
           tration Statement)
  25.1   --Form T-1 Statement of Eligibility Under Trust Indenture Act of
           1939 of The Bank of New York (separately bound)
  25.2   --Form T-1 Statement of Eligibility Under Trust Indenture Act of
           1939 of The Bank of New York (separately bound)*

-------
*To be filed by amendment.